EMPLOYMENT AGREEMENT

Prior to entering into this EMPLOYMENT AGREEMENT, Thomas Scott Bianco (the “Executive”) was employed by Attune RTD (“Employer”) in the capacity of Chief financial Officer/Executive Director. Employer desires to continue to employ the Executive, due to Executive’s certain unique skills, talents, contacts, judgment and knowledge of the Employer’s business, strategies, and objectives, and the Executive desires to be employed by the Employer.

The parties, intending to be legally bound, agree as follows:

1. Position. Executive will be employed by Employer as its Chief Financial Officer commencing upon Monday December 3rd, 2012 (the “Commencement Date”) and continuing thereafter until termination pursuant to Section 5. Executive will have overall responsibility for the management of Employer and will report directly to its Board of Directors. Executive will be expected to devote full working time and attention to the business of Employer, and will not render services to any other business without the prior approval of the Board of Directors or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of Employer. Executive will also be expected to comply with and be bound by the Employer’s personnel policies, operating policies, procedures and practices that are from time to time in effect during the term of Executive’s employment.

2. Cash Compensation. Executive’s annual base salary from the Commencement Date through December 31, 2016 will be $185,000. Base salary will be payable in accordance with Employer’s normal payroll practices with such payroll deductions and withholdings as required by law. Executive may receive an annual bonus each year at the discretion of the Board of Directors, not to exceed $185,000, following the Board’s annual review of Executive’s performance. In subsequent years of employment the Board of Directors, at its own discretion, will determine Executive’s annual base salary and bonus compensation based on the Board’s review of Executive’s performance for the preceding year.

3. Employee Benefits. Executive will receive the following employee benefits [describe]:

a. Vacation, Sick, Holiday and Other Paid Leave.

b. Medical and Dental Insurance.

c. Life Insurance and Long-Term Disability Insurance.

d. Retirement.

e. Other Benefits.

4. Reimbursement of Expenses. Employer shall reimburse Executive for all reasonable travel and other expenses incurred or paid by Executive in connection with, or related to, the performance of Executive’s duties, responsibilities or services under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information in accordance with standard Employer policies.

5. Termination of Employment. Executive’s employment with Employer will be at- will and may be terminated by Executive or by Employer at any time for any reason as follows:

a. Executive may terminate employment upon written notice to the Board of Directors at any time for “Good Reason,” as defined below (an “Involuntary Termination”).

b. Executive may terminate employment upon written notice to the Board of Directors at any time in Executive’s discretion without Good Reason (“Voluntary germination”).

c. Employer may terminate Executive’s employment upon written notice to Executive at any time following a determination by two-thirds (2/3) vote of the Board of Directors then in office that there is “Cause,” as defined below, for such termination (“Termination for Cause”).

d. Employer may terminate Executive’s employment upon written notice to Executive at any time in the sole discretion of the Board of Directors without a determination that there is Cause for such termination (‘Termination without Cause”).

e. Executive’s employment will automatically terminate upon Executive’s death or upon Executive’s disability as determined by the Board of Directors (“Termination for Death or Disability”); provided that “disability” shall mean Executive’s inability to perform Executive’s job responsibilities for a period of 90 consecutive days or 90 days in the aggregate in any 12-month period.

6. Definitions. As used in this agreement, the following terms have the following meanings:

a. “Good Reason” means (i) a material reduction in Executive’s duties that is inconsistent with Executive’s position as Chief Financial Officer/Treasurer of Employer or a change in Executive’s reporting relationship such that Executive no longer reports directly to the Board of Directors; (ii) Executive is no longer the Chief Financial Officer/Treasurer of Employer; (iii) any reduction in Executive’s annual base salary or bonus compensation (other than in connection with a general decrease in the salary or bonuses for other employees of Employer) without Executive’s consent; (iv) material breach by Employer of any of its obligations hereunder after providing Employer with written notice and an opportunity to cure within seven (7) days; or (v) a requirement by Employer that Executive relocate Employer’s principal office to a facility more than 40 miles from Employer’s current principal office.

b. “Cause” means (i) gross negligence or willful misconduct in the performance of Executive’s duties to Employer (other than as a result of a disability) that has resulted or is likely to result in substantial and material damage to Employer, after a written demand for substantial performance is delivered to Executive by the Board of Directors which specifically identifies the manner in which the Board believes Executive has not Substantially performed Executive’s duties and Executive has been provided with a reasonable opportunity, of not less than ten (10) days, to cure any alleged gross negligence or willful misconduct; (ii) commission of any act of fraud with respect to Employer; or (iii) conviction of a felony or a crime involving moral turpitude either of which causes material harm to the business and affairs of Employer. No act or failure to act by Executive shall be considered “willful” if done or omitted by Executive in good faith with reasonable belief that Executive’s action or omission was in the best interests of Employer.

7. Separation Benefits governed by separate “Severance Agreement”.

8. Rights to Work Product. All work products developed by Executive pursuant to this Agreement shall be the property of Employer, and Employer shall hold all rights thereon, if any. Executive hereby irrevocably transfers and assigns to Employer any and all of Executive’s right, title, and interest in and to all work products, methods, procedures, diagrams, tables, databases, documentation, know-how, trade secrets, modifications, improvements, derivative works of the foregoing, and other information developed by Executive in the performance of services under this Agreement (“Work Product”), including all worldwide patent rights (including patent applications and disclosures), copyright rights, trade secret rights, know-how, and any and all other intellectual property or proprietary rights therein (collectively, “Intellectual Property Rights”). Executive further agrees that any Work Product developed in the course of performing services are “works for hire” under the Copyright Act and that Employer shall be considered the owner of the Work Product. Executive agrees to execute such documents, render such assistance, and take such other actions as Employer may reasonably request to apply for, register, perfect, confirm, enforce and protect Employer’s rights in the Work Product.

9. Confidential Information. Executive acknowledges that in the performance of services Executive may be granted access to, or there may be disclosed to Executive, information, including research plans, fund proposals, methodology, know-how, data, trade secrets, technical information or other information that is confidential in nature and of great proprietary and competitive value to Employer. All such information, whether or not such information is reduced to writing, patented, copyrighted, or trademarked, will be deemed “Confidential Information” unless the same (a) was in the public domain at the time it was disclosed; (b) enters the public domain without violation of this Agreement; (c) was known to Executive, without restriction as to use or disclosure, at the time of the disclosure; or (d) becomes known to Executive from a third party without breach of this Agreement. Executive will not disclose to any third party any Confidential Information without Employer’s written consent and will not use Confidential Information except to perform Executive’s obligations under this Agreement. Executive will use reasonable efforts to keep Confidential Information in confidence. Notwithstanding anything in this Agreement, executive may disclose Confidential Information pursuant to a court order, provided that Executive (a) first provides Employer with prior written notice and a reasonable opportunity to oppose such disclosure; and (b) reasonably cooperates with Employer to limit disclosure of the Confidential Information.

For the purposes of this Agreement, Work Product will be considered Confidential Information of Employer. Upon the expiration or termination of this Agreement, Executive will promptly notify Employer of any Confidential Information in Executive’s possession or control, and in accordance with Employer” instructions will promptly return all such Confidential Information. Executive shall not retain any copy, duplicate, or note memorializing any such Confidential Information.

10. Authority. Employer represents that Shawn Davis, its Chairperson of the Board, has due authority to execute and deliver this Agreement on behalf of Employer.

11. Successors. This Agreement is binding on and may be enforced by Employer and its successors and assigns and is binding on and may be enforced by executive and Executive’s heirs and legal representatives. Any successor to Employer or substantially all of its business, whether by purchase, merger, consolidation, or otherwise, will in advance assume in writing and be bound by all of Employer’s obligations under this Agreement.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

13. Entire Agreement; Amendments. This Agreement contains the entire agreement of the parties with respect to the matters contained herein and supersedes all prior written or oral agreements or understandings in respect thereof. No change, modification, or waiver of any provision shall be valid unless in writing and signed by both parties.

14. Interpretation. No term, provision, or part of this Agreement shall be interpreted for or against either party because that party or its legal representative drafted such term, provision, or part of this Agreement.

15. Waiver. The waiver of any breach of any provision of this Agreement shall not constitute a waiver of any subsequent breach of the same or other provisions hereof.

16. Severability. Should any term, provision, or part of this Agreement be declared void or invalid, the validity of the remaining terms, provisions, or parts shall not be affected.

17. Notice. All notices to be given by one party to the other under this Agreement shall be given in writing and mailed or delivered to the other party at its address given to the other party for purposes of notice.

18. Attorneys’ Fees. If any action is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees in addition to any other relief to which that party may be entitled.

EXECUTIVE		ATTUNE RTD

	C.F.O	By:	C.EO

Date:12/10/12		Date:12/10/12

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (the “Agreement”), is made and entered into this 23rd day of November, 2012 (the “Effective Date”) by and between Attune RTD., a Nevada corporation with its principal place of business at 3700B Tachevah Road, Suite 117, Palm Springs, CA 92262 (“Attune RTD” or the “Company”), and Thomas Scott Bianco (“Bianco” or the “Employee”).

RECITALS

WHEREAS, Employee has been, and is currently, employed by the Company in a critical managerial position with the Company;

WHEREAS, Employee is currently employed by the Company on an at-will basis; and

WHEREAS, Employee and the Company each believe it to be in their best interests to provide Employee with certain severance protections and accelerated option vesting in certain circumstances

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company hereby agrees to continue Employee’s current employment as its Chief Financial Officer unless terminated earlier in accordance with provisions contained herein below. The Employee shall be based at the Company’s headquarters in Palm Springs, California or such other place within a 40-mile radius thereof, as may be reasonably requested by the Company. The Employee shall be subject to the supervision of, and shall have such authority as is delegated to him by, the Board of Directors (the “Board”), as the case may be.

2. Effect of Termination.

2.2 Termination at the Election of the Company or the Employee for Good Reason.

If the Employee’s employment is terminated (i) other than for cause (as defined hereinbelow) by the Company or (ii) by the Employee for good reason (as defined hereinbelow), the Company shall pay to Employee an aggregate severance amount equal to 300% of the Employee’s annual base salary in effect as of the date of such termination (i.e., three years base salary and such amount being referred to as the “Severance Amount”). At the discretion of the Company, payment of the Severance Amount may be made in either a single lump sum amount or in periodic payments consistent with the Company’s payroll policies and practices. In addition to the Severance Amount, the Company shall provide Employee with full medical, dental, and vision benefits through the third full year following the date of Employee’s termination.

For the purposes of this Section 2.1, termination “for cause” shall be deemed to exist upon:

(d)

the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude that may reasonably adversely reflect on the Company or any felony;

(e)

willful misconduct in connection with the Employee’s duties or willful failure to use reasonable effort to perform substantially his responsibilities in the best interest of the Company (including, without limitation, breach by the Employee of this Agreement), except in cases involving the mental or physical incapacity or disability of the Employee; provided however, that the Company may terminate the Employee’s employment pursuant to this subsection (b) only after the failure by the Employee to correct or cure, or to commence and continue to pursue the correction or curing of, such refusals within 30 days after receipt by the Employee of written notice by the Company of each specific claim of any such misconduct or failure. The Employee shall have the opportunity to appear before the Board to discuss such written notice during such 30-day period. “Willful misconduct” and “willful failure to perform” shall not include actions or inactions on the part of the Employee that were taken or not taken in good faith by the Employee; and

(f)

fraud, material dishonesty, or gross misconduct in connection with the Company perpetuated by the Employee.

For the purposes of this Section 2.1, “good reason” shall be deemed to exist when there occurs: (A) a material change in the reporting responsibilities of the Employee to someone other than the Board; (B) a substantial diminution of the Employee’s responsibilities; (C) any reduction in the Employee’s level of compensation without the approval of the Employee; or (D) a transfer of the Employee’s work location for purposes of performing his duties hereunder to a location that is beyond a 40-mile radius from the Company’s current headquarters location in Palm Springs, California.

2.2 Extension of Option Exercise Period: Acceleration of Option Vesting.

(a)

Notwithstanding anything to the contrary contained in the exercise provisions of any of Employee’s existing agreements governing the granting and exercising of options to purchase shares of the Company’s Common Stock, irrespective of whether such options are incentive stock options (“ISO”s) or nonstatutory stock options (“Nonquals”) or any such agreements executed by the Employee and the Company subsequent to the Effective Date, the Company agrees that Employee shall have one year from the Employee’s termination date in which to exercise all options that are vested as of the date upon which Employee’s employment was terminated, subject to any trading window requirements or other restrictions imposed under the Company’s insider trading policy. This subsection 2.2(a) hereby (i) amends and shall be deemed an amendment to the exercise provisions of each and every existing agreement of Employee’s governing the granting and exercising of options (both ISO and Nonqual) and (ii) unless this Agreement is amended to the contrary, is deemed incorporated by reference into any agreement between the Employee and the Company governing the granting and exercising of options (both ISO and Nonqual) executed subsequent to the date hereof, as though such provision were restated therein in their entirety.

(b)

Notwithstanding anything to the contrary contained in the exercise provisions of any of Employee’s existing agreements governing the granting and exercising of ISOs and Nonquals or any such agreements executed by the Employee and the Company subsequent to the Effective Date, if during the period of time during which Employee is employed by the Company a Change of Control Event (as defined below) occurs, 100% of the unvested portion of all options held by Employee as of the date of Change of Control Event shall be deemed vested and Employee shall be entitled to exercise such options during the time period described in subsection 2.2(a). For purposes of this section 2.2(b) a “Change of Control Event” shall be deemed to exist if there occurs either:

(v)

a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

(vi)

the sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Company.

3. Gross Up for Tax Treatment. The Company agrees that if

(c)

because of the operation of any of the provisions of this Agreement, the payments to be made to Employee and the acceleration of option vesting hereunder are deemed “golden parachute payments” under the Internal Revenue Code of 1984, as amended, and

(d)

Employee is obligated to pay an excise tax associated with such golden parachute payments,

the Company shall reimburse the Employee in full for both (i) the amount of any such excise tax owed upon such golden parachute payments and (ii) any excise or ordinary income taxes owed in connection with the payment of the amount described in the preceding clause (i) (such payments being referred to as the “gross up amounts”).

4. Entire Agreement. This Agreement and the exhibits hereto constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

5. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

6. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Virginia.

7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

9. Waiver of Jury Trial. The parties agree that they have waived their right to a jury trial with respect to any controversy, claim, or dispute arising out of or relating to this Agreement, or the breach thereof, or arising out of or relating to the employment of the Employee, or the termination thereof, including any claims under federal, state, or local law, and that any such controversy, claim, or dispute shall be heard and adjudicated in the state courts of the Commonwealth of Virginia, in Fairfax County.

IN WITNESS WHEREOF, the parties hereto have executed this Severance Agreement as of the day and year set forth above.

VASTERA, INC.

By:	/s/ Shawn Davis For the Company
Shawn Davis
CEO

By:	/s/ Thomas Scott Bianco
Thomas Scott Bianco
Chief Fiancial Officer

EMPLOYEE

Thomas Scott Bianco